Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

PPL ENERGY SUPPLY, LLC

1. The name of the limited liability company is PPL Energy Supply, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is Talen Energy Supply, LLC.

3. This Certificate of Amendment shall be effective as of June 2, 2015.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PPL Energy Supply, LLC, this 1st day of June, 2015.

/s/ Thomas G. Douglass, Jr.
Thomas G. Douglass, Jr
Assistant Secretary